Exhibit 99.1

Contact:          MEDIA                              INVESTORS
                  Brad Bishop                        Sophia Twaddell
                  Zimmer                             Fleishman-Hillard
                  219-372-4291                       312-751-3738
                  bradley.bishop@zimmer.com          twaddels@fleishman.com

      ZIMMER HOLDINGS, INC. ANNOUNCES INITIAL DIRECTORS OF COMPANY'S BOARD

      (WARSAW, IND) August 6, 2001 -- Zimmer Holdings, Inc. (NYSE:ZMH-WI) today announced the election of new members to its Board of Directors and the designation of Ray Elliott as Chairman of the Board of Directors and Chief Executive Officer. These actions complete the establishment of an initial five person board in connection with the distribution on August 6, 2001, of all of the outstanding shares of Zimmer Holdings to the holders of Bristol-Myers Squibb Company (NYSE:BMY) common stock.

      Joining Mr. Elliott on the board are: Larry C. Glasscock, President and Chief Executive Officer of Anthem Insurance Companies; Regina E. Herzlinger, Professor of Business Administration, Harvard Business School; John L. McGoldrick, Executive Vice President, Bristol-Myers Squibb Company; and Augustus
A. White, III, M.D., Professor of Orthopaedic Surgery, Harvard Medical School. Mr. Elliott was elected a director on March 20, 2001.

      "In Larry, Regi, John and Gus we have four outstanding leaders who will contribute greatly based on the experiences and expertise they bring to the board," said Mr. Elliott, who has served as Zimmer Holdings' President and Chief Executive Officer since March 2001, and President of Zimmer, Inc. since 1997. "We are looking forward to working with them to grow Zimmer for the benefit of patients, surgeons, employees and shareholders."


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Zimmer Announces Board--Page Two


      Larry C. Glasscock is President and Chief Executive Officer of Anthem Insurance Companies, Inc., the Blue Cross and Blue Shield licensee for Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. Anthem provides health care benefits and services to more than seven million Americans. Glasscock joined Anthem in April, 1998, as Senior Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer in April, 1999, and Chief Executive Officer in October 1999. He served for 20 years in various executive capacities, including Group Executive Vice President, Corporate Banking, with Ameritrust Corporation. From 1991 to 1993, he served as President, Chief Operating Office and Director, of First American Bank of Washington, D.C. He serves on the Anthem board and has served on several bank and corporation boards. Anthem has announced that it intends to convert from a mutual company to a publicly held company.

      Dr. Regina E. Herzlinger is the Nancy R. McPherson Professor of Business Administration Chair at the Harvard Business School. She was the first woman to be tenured and chaired at Harvard Business School and the first to serve on a number of corporate boards. She has written many articles and books in the fields of management control and health care. Her research has been profiled in industry journals and business publications such as BUSINESS WEEK, THE ECONOMIST, FORBES, and FORTUNE and has been recognized for excellence by the American College of Healthcare Executives three times. MANAGED HEALTHCARE has named her as one of health care's top ten thinkers. Dr. Herzlinger received her Bachelor's Degree from Massachusetts Institute of Technology and her Doctorate from the Harvard Business School. She has been a member of the board of several public firms.

      John L. McGoldrick is Executive Vice President of Bristol-Myers Squibb and is the President of its Medical Devices Group. He also serves as Vice Chair of Bristol-Myers Squibb's Operating Committee, and is General Counsel.


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Zimmer Announces Board--Page Three


      He has for many years served as the senior director of the Board of the New Jersey Transit Corporation, and is a member of the board of AdvaMed, the medical device industry's trade association. He has served on several governmental reform commissions in New Jersey. He is an invited participant of The Aspen Institute on the World Economy and the World Economic Forum (Davos). Before joining Bristol-Myers Squibb, Mr. McGoldrick was a senior partner and executive committee member of the law firm of McCarter & English. He is a graduate of Harvard College and the Harvard Law School.

      Augustus A. White, III, MD, is Master of the Oliver Wendell Holmes Society, Harvard Medical School; Professor of Orthopaedic Surgery at the Harvard Medical School and the Harvard-MIT Division of Health Sciences and Technology; and Orthopaedic Surgeon-in-Chief, Emeritus, at the Beth Israel Deaconess Medical Center in Boston. He previously served as the Chief of Spine Surgery at Beth Israel and is Director of the Daniel E. Hogan Spine Fellowship Program. He is a graduate of the Stanford University Medical School, holds a PhD from the Karolinska Institute in Stockholm, and graduated from the Advanced Management Program at the Harvard Business School. Dr. White is a recipient of the Bronze Star, which he earned while stationed as a Captain in the U.S. Army Medical Corps in Vietnam. He is an internationally known and widely published authority on biomechanics of the spine, fracture healing and surgical and non-surgical care of the spine. He is nationally recognized for his work in medical education, diversity, and issues of health care disparities.

      Zimmer, based in Warsaw, Indiana, is a global leader in the design, development, manufacturing and marketing of orthopaedic reconstructive implants and fracture management products. Orthopaedic reconstructive implants restore joint function lost due to disease or trauma in joints such as knees, hips, shoulders and elbows.


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Zimmer Announces Board--Page Four


         Fracture management products are devices used primarily to reattach or stabilize damaged bone and tissue to support the body's natural healing process. Zimmer also manufactures and markets other products related to orthopaedic and general surgery. Zimmer was founded in 1927 and has more than 3,200 employees worldwide. For the year 2000, Zimmer recorded worldwide revenues of more than $1 billion. For further information regarding Zimmer and its spin-off from Bristol-Myers Squibb Company, please see Zimmer's Form 10, which is filed with the Securities and Exchange Commission.

         THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS, ESTIMATES, FORECASTS AND PROJECTIONS ABOUT THE ORTHOPAEDICS INDUSTRY, MANAGEMENT'S BELIEFS AND ASSUMPTIONS MADE BY MANAGEMENT. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT COULD CAUSE ACTUAL OUTCOMES AND RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, PRICE AND PRODUCT COMPETITION, RAPID TECHNOLOGICAL DEVELOPMENT, DEMOGRAPHIC CHANGES, DEPENDENCE ON NEW PRODUCT DEVELOPMENT, THE MIX OF OUR PRODUCTS AND SERVICES, CUSTOMER DEMAND FOR OUR PRODUCTS AND SERVICES, OUR ABILITY TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES, CONTROL OF COSTS AND EXPENSES, OUR ABILITY TO FORM AND IMPLEMENT ALLIANCES, INTERNATIONAL GROWTH, U.S. AND FOREIGN GOVERNMENT REGULATION, REIMBURSEMENT LEVELS FROM THIRD-PARTY PAYORS, GENERAL INDUSTRY AND MARKET CONDITIONS AND GROWTH RATES AND GENERAL DOMESTIC AND INTERNATIONAL ECONOMIC CONDITIONS INCLUDING INTEREST RATE AND CURRENCY EXCHANGE RATE FLUCTUATIONS. FOR A FURTHER LIST AND DESCRIPTION OF SUCH RISKS AND UNCERTAINTIES, SEE THE REPORTS FILED BY ZIMMER WITH THE SECURITIES AND EXCHANGE COMMISSION. ZIMMER DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.